Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Chief Financial Officer
February 22, 2007

Thank you Steve and good morning everyone!

My comments relate primarily to the fourth quarter of 2006. We will file our Form 10-K this morning. You will find more details there about our 2006 results. During my remarks, I will provide earnings per share guidance for the first quarter and the full year of 2007. Additionally, I will provide updated guidance with respect to operating margins in our Rail, Inland Barge and Energy Equipment groups.

For the fourth quarter of 2006, we reported earnings of 73 cents per diluted share from continuing operations. This compares with 52 cents per share from continuing operations in the same quarter of 2005. Revenues for the fourth quarter 2006 increased 15% over the same quarter last year to $835 million.

Earnings from continuing operations exceeded the high end of our expectations by 7 cents per share. The positive results were primarily due to an improved state tax position and strong performances in our North American Rail operations, Railcar Leasing business and Inland Barge operations.

At this time I will discuss the performance of our individual business segments.

Rail Group
First, our Rail Group. Revenues for this group increased 9% on a quarter-over-quarter basis. Rail Group sales to Trinity’s Leasing Group were $184 million in the fourth quarter of 2006 with profits of $33 million, or approximately 27 cents per diluted share. This compares with sales to our Leasing Group in the fourth quarter of 2005 of $133 million with profits of $20.5 million, or 17 cents per diluted share. These inter-company sales and profits are eliminated in consolidation. The fourth quarter profit eliminations are higher than previously predicted as a result of the mix of cars that went into the fleet, coupled with the reclassification of certain cost items which accounted for 5 cents of the elimination.

Our margin results for the Rail Group were 12.4%.

At this time, we anticipate margins for the Rail Group of between 12% and 13% for the first quarter.

Our assumptions for margins are based on the following:

•	continued production efficiencies in North America and

•	no significant supply problems in steel or other basic materials.

Our North American Railcar backlog as of December 31, 2006 consisted of approximately 35,930 railcars, with an estimated sales value of $2.9 billion.

Inland Barge Group
The Inland Barge Group’s fourth quarter performance was strong, posting revenues of $106 million and operating profit of $15.5 million. This reflected the strength of the backlog which, as of December 31, 2006, totaled approximately $464 million. This compares with $335 million one year ago.

We anticipate Inland Barge revenues of between $100 and $110 million in the first quarter. Operating profit margins are expected to range between 13% and 14% for the first quarter.

Energy Equipment Group
Now moving to the Energy Equipment Group. In 2006 we grew revenues by 43% in this segment. The growth was primarily driven by our Windtower expansion. During the fourth quarter we experienced some production issues and normal growth challenges. The result was operating profits of $9.2 million and margins of 9.5%. We expect this business’s first quarter margin to be affected by the weather and the continuing ramp up of the Windtower business. Overall, we still expect margins for the group of between 13% and 15% for 2007. We finished 2006 with revenues of $138 million in our Windtower business. For 2007, we look for revenues of between $225 and $250 million. Revenues for the entire segment will be approximately $450 million for 2007, which represents a 34% improvement in revenue over last year.

Construction Products Group
Our Construction Products Group generated revenues that were up 7% when compared to the same quarter of the previous year. Operating profit was $12 million for the quarter and $61.5 million for the year ended December 31, 2006.

Our Concrete and Aggregates business accounted for 61% of this group’s revenues.

Our Highway Products business, which accounted for 31% of this group’s revenues, is also performing well.

Leasing and Management Services Group
Our Railcar Leasing and Management Services Group reported revenues of $114.2 million. Because car sales from the fleet are a regular part of the business and the timing of these sales impacts our quarterly results, we focus on year-over-year results for this segment. For the year ended December 31, 2006, revenues increased by 49% over the previous year. Additionally, total operating profit increased by $50.7 million due to the additions to the fleet, increased lease rates and car sales from the fleet. Our total investment for 2006 was approximately $530 million in net fleet additions. For 2007 we anticipate between $650 and $750 million in net fleet additions. It is clear that the investments we are making in this business are providing long-term paybacks, significant growth and diversification of earnings.

Consolidated
Moving to our consolidated results:

Non-leasing capital expenditures for 2006 came in at $117 million. For 2007, we see non-leasing capital expenditures at between $140 and $160 million. These figures include:

Þ $40 million allocated for further expansion of our facilities in Mexico, and
Þ $15 million for the start-up of our new Windtower plant in Clinton, Illinois.

To give you some perspective on our progress in Mexico, in 2003 we produced approximately 3,200 railcars. In 2006 we produced in excess of 9,000 railcars. Looking forward to 2007, we see production rates in excess of 12,000 railcars.

During the first quarter, we will defer approximately $190 million in revenue and between $24 and $27 million in operating profits as a result of growing our Leasing business.

We anticipate earnings from continuing operations for the first quarter to range between 61 and 66 cents per diluted share. The winter weather has affected our Construction and Energy Equipment segments for the first quarter.

Overall, our company guidance for 2007 from continuing operations is for earnings per share of between $3.00 and $3.15 for the full year on a fully diluted basis. Included in our assumptions for 2007 are:

•	normal weather conditions

•	no unanticipated adverse resolution of legal matters, and

• the elimination of approximately $105 million in profit for railcars sold to our Leasing company, or approximately 83 cents per share.

In our earnings release yesterday, we provided a reconciliation of the non-GAAP term EBITDA. EBITDA from continuing operations for the fourth quarter of 2006 was approximately $130 million as compared to $90 million in the same quarter last year. EBITDA for the year ended 2006 was $500 million.

As a reminder, our revenue for 2005 is now reported at $2.7 billion, which reflects the removal of the revenues of our European and Fittings businesses that were divested during 2006.

At this time I will turn the presentation back to James for the question and answer session.